Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-259962) of FLEX LNG Ltd and in the related Prospectus of our report dated March 17, 2022, with respect to the consolidated financial statements of FLEX LNG Ltd included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young AS

Oslo, Norway

March 17, 2022